SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

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                             THE FINOVA GROUP INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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
                            THE FINOVA GROUP INC.(R)
                             1850 N. Central Avenue
                                  P.O. Box 2209
                           Phoenix, Arizona 85002-2209



SAMUEL L. EICHENFIELD
Chairman, President
and Chief Executive Officer


Dear Shareowners:

   You are cordially invited to attend the 1999 Annual Shareowners Meeting. The meeting will be held on Thursday, May 13, 1999, at The Phoenician Resort, 6000 East Camelback Road, Scottsdale, Arizona. As the meeting will begin promptly at 9:00 a.m., please plan to arrive earlier.

   The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

   Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

   Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.


   Sincerely,

   /s/ Samuel L. Eichenfield

                      NOTICE OF ANNUAL SHAREOWNERS MEETING

                                                                  MARCH 23, 1999

TO THE HOLDERS OF COMMON STOCK OF
THE FINOVA GROUP INC.

   We will  hold  the  Annual  Shareowners  Meeting  of The  FINOVA  Group  Inc.
("FINOVA") at the Phoenician Resort, 6000 East Camelback Road, Scottsdale, Arizona 85251, on Thursday, May 13, 1999, at 9:00 a.m., Mountain Standard Time. The meeting's purpose is to:

     1.   Elect 3 directors;

     2. Increase the number of authorized shares under FINOVA's Certificate of Incorporation;

     3. Ratify Deloitte & Touche LLP as FINOVA's independent auditors for 1999; and

     4. Consider any other matters which properly come before the meeting and any adjournments.

   Only shareowners of record of common stock at the OPENING of business, 8:00 a.m., EST, on March 15, 1999 are entitled to receive notice of and to vote at the meeting. A list of the shareowners entitled to vote will be available for examination at the meeting by any shareowner for any purpose germane to the meeting. The list also will be available on the same basis for ten days prior to the meeting at our principal executive office, 1850 N. Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209.

   We have enclosed the 1998 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

   To assure your representation at the meeting, please vote, sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. You may also vote through the telephone or the internet, as explained on the enclosed proxy card. Your proxy is being solicited by the Board of Directors.


                                       W.J. HALLINAN
                                       Senior Vice President -
                                       General Counsel and Secretary




                      PLEASE VOTE - YOUR VOTE IS IMPORTANT

                            THE FINOVA GROUP INC.(R)
                             1850 N. Central Avenue
                                 P. O. Box 2209
                           Phoenix, Arizona 85002-2209

                           ANNUAL SHAREOWNERS MEETING
                                 PROXY STATEMENT

ANNUAL MEETING:

May 13, 1999
9:00 a.m., MST

The Phoenician Resort
6000 East Camelback Road
Scottsdale, Arizona 85251

RECORD DATE:

8:00 a.m., EST, March 15, 1999. If you were a shareowner at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. On the record date, we had [56,045,276] shares of our common stock outstanding.

AGENDA:
     1. Elect 3 directors.

     2. Increase the number of authorized shares under our Certificate of Incorporation.

     3. Ratify the selection of Deloitte & Touche LLP as our independent auditors for 1999.

     4.   Any other proper business.

PROXIES:
     We will follow your voting
     instructions. If none, we will vote
     signed proxies for the proposals.

Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "for" the Board's nominees and "for" agenda items 2 and 3. The Board or proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board or proxy holders will vote for a person whom they believe will carry on our present policies.

PROXIES SOLICITED BY:

The Board of Directors.

FIRST MAILING DATE:

We anticipate first mailing this proxy statement on March 24, 1999.

REVOKING YOUR PROXY:

You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures listed on page 22 under "Voting Procedures / Revoking Your Proxy."

NOTE ON STOCK SPLIT:

We split our common stock on a 2-for-1 basis on October 1, 1997. All shares, share prices and related figures in this proxy statement are restated to reflect the stock split.

YOUR COMMENTS:
     We welcome your comments. The proxy
     card has room for them.

Your comments about any aspects of our business are welcome. You may use the space provided on the proxy card for this purpose, if desired. Although we may not respond on an individual basis, your comments help us to measure your satisfaction, and we may benefit from your suggestions.

                   PLEASE VOTE - YOUR VOTE IS IMPORTANT
    PROMPT RETURN OF YOUR PROXY WILL HELP REDUCE THE COSTS OF RESOLICITATION.

     * We expect to vote on these items at the meeting.

                                    CONTENTS

 General Information.......................................................    1
*Election of Directors.....................................................    2
*Increase of Authorized Shares.............................................    4
*Selection of Independent Auditors.........................................    6
 Board Information.........................................................    6
 Human Resources Committee Report on Executive Compensation (1)............    8
 Performance Graph (1).....................................................   12
 Executive Compensation and Other Information..............................   12
 Employment Agreements.....................................................   17
 Compensation Committee Interlocks and Insider Participation...............   18
 Section 16(a) Beneficial Ownership Reporting Compliance...................   19
 FINOVA Share Ownership....................................................   19
 Voting Procedures/Revoking Your Proxy.....................................   21
 Submission of Shareowner Proposals........................................   22
 Other Business............................................................   22

----------
     (1) The Human Resources Committee report and the performance graph will not be incorporated by reference into any present or future filings we make with the SEC, even if those reports incorporate all or any part of this proxy statement.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

BOARD STRUCTURE:

The Board has eight members. The directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three year terms.

BOARD NOMINEES TERMS EXPIRE AT THE 2002 ANNUAL MEETING:

     We will elect 3 Directors this year.
     We urge you to Vote for Ms. Curran, Mr. Durham and Mr. Smith.

Constance R. Curran
[PHOTO]

President and Chief Executive Officer of CurranCARE, Inc. (a nationwide healthcare management company) since 1995. Vice Chairman and National Director of APM, Patient Care Services from 1990-1995. Formerly Vice President of the American Hospital Association and Dean, the Medical College of Wisconsin. Editor of NURSING ECONOMICS$ since 1990. Director of Allegiance Corporation since 1996. Age 51.

G. Robert Durham
[PHOTO]

Retired Chairman and Chief Executive Officer of Walter Industries, Inc. (a homebuilding and financing, building materials, natural resources and industrial manufacturing company) since 1996. He served as Chairman and Chief Executive Officer from 1991 to 1996. Former Chairman, President and Chief Executive Officer of Phelps Dodge corporation (a mining company). Director of Homestake Mining Company, The MONY Group Inc. (formerly Mutual Life Insurance Company of New York) and Amphenol Corp. Board member since 1992. Age 70.

Kenneth R. Smith
[PHOTO]

Professor of Economics since 1980, Dean of the Karl Eller Graduate School of Management and the College of Business and Public Administration from 1980 to 1995, and Vice Provost from 1992 to 1995 of The University of Arizona. Chairman since 1996 and Director since 1990 of Apache Nitrogen Products, Inc. Former director of Southwest Gas Corporation. Board member since 1992. Age 56.

            THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES.

CONTINUING DIRECTORS
TERMS EXPIRE AT THE 2000 ANNUAL MEETING:

Robert H. Clark, Jr.
[PHOTO]

Chief Executive Officer since 1993, President since 1983 and a director since 1968 of Case, Pomeroy & Company, Inc. (a mining, oil & gas and real estate company). Also a director of Homestake Mining Company. Board member since 1997. Age 58.

Shoshana B. Tancer
[PHOTO]

Professor of International Studies for more than five years and Director of the North American Free Trade Agreement Center since 1993 of the American Graduate School of International Management. Also, of-counsel to the law firm of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears since 1992. Previously operated Tancer Law Offices for more than five years. Former director of Mountain Bell (the predecessor of U.S. West, Inc.) and three subsidiaries of Merabank, a Federal Savings Bank. Board member since 1994. Age 63.

TERMS EXPIRE AT THE 2001 ANNUAL MEETING:

Samuel L. Eichenfield
[PHOTO]

Chairman, President and Chief Executive Officer of FINOVA for more than five years. Also, Chairman, President and Chief Executive Officer of FINOVA Capital Corporation, the principal operating subsidiary of FINOVA, for more than five years. Board member since 1992. Age 62.

James L. Johnson
[PHOTO]

Chairman Emeritus and a director of GTE Corporation (a diversified telecommunications company) since 1993. Before that he was its Chairman and Chief Executive Officer. Director of The MONY Group Inc. (formerly Mutual Life Insurance Company of New York), Harte/Hanks Communications Co., Inc., Cell Star Corporation, Valero Energy Corporation and Walter Industries, Inc. Board member since 1992. Age 71.

John W. Teets
[PHOTO]

Chairman and Chief Executive Officer of J.W. Teets Enterprises, L.L.C. since 1997. Before that he was the Chairman and Chief Executive Officer or similar positions of Viad Corp, formerly The Dial Corp, for more than 5 years. Board member since 1992. Age 65.

                  PROPOSAL TWO: INCREASE IN AUTHORIZED SHARES

The Board believes it is in FINOVA's best interest to approve a proposal to amend our Certificate of Incorporation (the "Certificate") to increase the number of shares of common stock FINOVA is authorized to issue from 100 million to 400 million and the number of preferred shares from 5 million to 20 million. We ask that you approve the following resolution to increase the number of authorized shares by amending our Certificate of Incorporation:

PROPOSED RESOLUTION:

RESOLVED, that the first paragraph of Article IV of this Corporation's Certificate of Incorporation is amended to read as follows:

     The total number of shares of stock which the Corporation shall have authority to issue is Four Hundred Twenty Million (420,000,000), consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock"), and Four Hundred Million (400,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock").

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

REASONS FOR THE PROPOSAL:

Approval of the proposal will give us continued flexibility to:

     +    Split Our Stock

     +    Fulfill Our Contractual Obligations

     +    Pursue Growth Opportunities

     +    Raise Needed Equity Capital

     +    Compensate Our Employees

FUTURE STOCK SPLITS: During 1997, we split our common stock on a 2-for-1 basis, following a significant increase in the market price for our shares from the time we became an independent company. We cannot effect another stock split without an amendment to the Certificate, due to the number of shares currently outstanding and those reserved for issuance, as noted below. We cannot assure that our stock price will continue to increase or that the Board will declare another stock split at any price or at all. Approval of this proposal, though, will give FINOVA flexibility to maintain a reasonable stock price by permitting future stock splits, if the Board deems it appropriate. Approval of the proposed amendment at this time will help avoid the expense and delay of a special shareowner meeting or having to wait for the next annual meeting if the Board decided to enact a future stock split.

CONTRACTUAL OBLIGATIONS: FINOVA has issued approximately 56 million of its common shares and none of its preferred shares, as of March 15, 1999. Of the remaining 44 million shares of common stock, we have existing contractual obligations to issue approximately 15.8 million shares in the future:

  Obligation:                             Approximate Number of Shares Reserved:
  -----------                             --------------------------------------

  Stock Based Incentive Plans                           4 million

  Convertible Trust Originated                          2.9 million
   Preferred Securities

  Belgravia Capital Corporation                         2.2 million
   Acquisition Earn Out (based
   on an assumed stock price)

  Sirrom Capital Corporation Acquisition                6.7 million
   (including options) - (Pending)
                                                        ------------
  Total:                                                15.8 million

We presently do not have any agreements or understandings to issue more than the number of shares of stock than are currently authorized.

PURSUE OUR GROWTH STRATEGY: Approval of the proposed amendment also will assist FINOVA's growth strategy. Since we became an independent company in 1992, FINOVA has acquired a number of companies to broaden our product line, add critical mass to our operations, expand our geographic market presence, add expertise and further enhance our competitive position. We have paid for some of those acquisitions with FINOVA shares, including the pending acquisition of Sirrom Capital Corporation, noted above. Our strategy includes evaluation of future acquisition proposals as they arise, some of which may be significant. Approval of the proposal will give us continued flexibility in deciding how to pay for acquisitions, such as through common or preferred stock, cash, or other means.

RAISE NEEDED EQUITY: Increasing the number of authorized shares will help enable us raise needed equity to assist our ongoing business, facilitate potential future acquisitions and fulfill other needs. In addition, we need to keep our debt-to-equity ratios at acceptable levels to maintain investment-grade ratings on our debt and as required by our debt agreements. Inability to raise additional equity could constrain our future growth.

EMPLOYEE INCENTIVE COMPENSATION: Approval of the proposed amendment will allow us to continue to offer stock-based incentive compensation to our employees and directors. That form of compensation has helped align their interests with yours, by tying a significant portion of their pay to increases in the stock's value. Stock-based compensation is an important element of FINOVA's employee compensation program, and is one we believe is a competitive advantage for FINOVA due to its historic performance.

NO FURTHER APPROVAL BEFORE ISSUANCE AND NO PROPORTIONATE SUBSCRIPTION RIGHTS:

If this proposal is approved, the Board can issue any of those shares without your further approval, unless that approval is required by law or stock exchange rules. For example, NYSE rules currently require us to obtain your approval if we seek to issue more than 20% of our outstanding shares other than in a public offering for cash.

In addition, you will not have any rights to subscribe to any of the shares on a proportionate basis. As a result, the issuance of those shares could reduce your proportionate ownership share of FINOVA.

ANTI-TAKEOVER IMPACT:

We have not proposed the increase in the number of authorized shares with the intention of using the additional shares for anti-takeover purposes. We could, however, use those shares to make more difficult or to discourage an attempt to gain control of FINOVA. Doing so might discourage an attempted change-in-control that could result in a higher price for your shares.

SUMMARY:

Approval of this proposal will assist FINOVA in its attempts to maintain a reasonable stock price, grow our business, raise needed equity, fulfill our existing contractual obligations and compensate our employees in a way that helps align their interests with yours.

               PROPOSAL THREE: SELECTION OF INDEPENDENT AUDITORS

We ask that you approve the following resolution on the appointment of our independent auditors:

     RESOLVED, that the shareowners ratify the appointment of Deloitte & Touche LLP to audit the accounts of FINOVA and its subsidiaries for the fiscal year 1999.

Deloitte & Touche LLP has audited our accounts since our incorporation and those of our subsidiaries for many years. The Board appointed them as our independent auditors for 1999, upon recommendation of the Audit Committee. We expect a representative of Deloitte & Touche LLP to attend the meeting, respond to appropriate questions and be given an opportunity to speak.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS FINOVA'S INDEPENDENT AUDITORS FOR 1999.

                                BOARD INFORMATION

BOARD MEETINGS:

In 1998, the Board held a total of 8 regular quarterly and special meetings. Each director attended at least 75% of his or her Board and committee meetings.

BOARD COMMITTEES:

THE EXECUTIVE COMMITTEE exercises all the powers of the Board when the Board is not in session, except as limited by law. The Executive Committee held no meetings but reviewed a number of transactions by unanimous written action without a meeting last year. Members: Mr. Eichenfield, Chairman, and Messrs. Durham, Johnson and Smith.

THE AUDIT COMMITTEE recommends appointment of the Company's independent auditors. It also approves audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, Ethics Committee actions, audit fees and certain other expenses. It supervises our corporate compliance program and the Ethics Committee. The Audit Committee held 6 meetings in 1998. All members are non-employee directors, except Mr. Eichenfield, who does not vote on Audit Committee matters. Members: Ms. Tancer, Chairman, Ms. Curran, Mr. Clark and Mr. Teets. Mr. Eichenfield (non-voting).

THE HUMAN RESOURCES COMMITTEE authorizes and approves executive succession plans and manages executive officer compensation. It also administers our compensation and incentive plans, including the 1992 Stock Incentive Plan. The committee delegated to Mr. Eichenfield the authority to set compensation for non-executive officers, subject to the committee's supervision. The committee evaluates the competitiveness of FINOVA's compensation and the performance of the Chief Executive Officer. It held 5 regular and special meetings in 1998. All members of the committee are non-employee directors. Members: Mr. Smith, Chairman, and Messrs. Clark, Durham, Johnson and Teets.

The Board does not have a nominating committee. The entire Board performs those duties.

                               BOARD COMPENSATION

RETAINER AND FEES
     Directors may elect to receive their
     retainer in cash, shares or options.

Non-employee directors received a $25,000 annual retainer which was increased to $30,000 as of July 1, 1998. To encourage directors to own our shares, they may elect to receive their retainer in cash, restricted stock or stock options. The director generally cannot sell or transfer the restricted stock and the options do not vest (become exercisable) until the day before the next annual meeting of shareowners. If the director stops being a Board member before that date, the director forfeits the shares or options, with certain exceptions. Directors also receive $1,500 for each Board, committee or other meeting attended. Board members receive $100 for each matter considered without a meeting. We reimburse directors for any expenses related to their Board service.

OPTION GRANTS:

Non-employee directors receive options to purchase 4,000 shares when they become directors and another 3,000 each year of their term. The exercise price of the options is the fair market value of our shares on the grant date.

DEFERRED COMPENSATION PLANS:

Non-employee directors may defer all or part of their retainer and fees under the Directors' Deferred Compensation Plan. Deferred amounts earn interest at an industrial bond rate in effect each quarter. The director may generally determine when the funds are to be paid.

Directors also may defer receipt of their cash compensation from FINOVA through our Bonus KEYSOP Program. Officers who are eligible to receive FINOVA restricted stock also may participate in that program. The KEYSOP program allows its participants to receive the taxable income anytime between 6 months and 20 years after deferring it, with certain exceptions, such as termination of employment.

The compensation that is deferred under the KEYSOP program is deposited into a trust. The trust invests the compensation until the participant elects to receive it, adjusted for any income or loss on those investments. The KEYSOP accounts are invested in up to nine designated mutual funds. Dividends in the KEYSOP are reinvested in the funds selected by the participant.

To exercise a KEYSOP option, the participant must pay 25% of the option's fair market value on the option grant date or the exercise date, whichever is greater. We grant KEYSOP options for 25% more than the deferred compensation to cover the initial exercise price, so that the participants are not unduly disadvantaged by participating in that program. This mark-up in KEYSOP option grants results in no greater compensation to the participant than would have occurred had he or she not elected to participate in the program. However, participants could receive less compensation if the accounts lose value, since the exercise price is always no less than 25% of the fair market value on the grant date. When the KEYSOP options are exercised, the participant receives the securities relating to his or her account.

RETIREMENT PLAN:

Non-employee directors participate in the Directors' Retirement Benefit Plan. If a director is at least 62 on his or her retirement date and has at least five years of service on the Board, we will pay the director a pension equal to the retainer in effect on the retirement date. That pension will continue during the life of the director for up to the number of years the director served on the Board.

CHARITABLE AWARDS PROGRAMS:

As part of our overall support for charities, and to help attract directors with outstanding experience and ability, the Board implemented the Directors' Charitable Awards Program. It enables each director to contribute $100,000 per year for ten years to a charity or foundation selected by the director upon his or her death. To fund the program, we purchase, at minimal cost, life insurance on each eligible director, payable to FINOVA as beneficiary.

                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

THE COMMITTEE:

The Human Resources Committee is comprised only of independent directors as defined by the SEC and IRS. The committee exercises the Board's powers in compensating executive officers of FINOVA and its subsidiaries. We also administer FINOVA's incentive plans, including the 1992 Stock Incentive Plan. Our compensation program helps us to attract, retain and motivate all of our employees and to align their efforts with increases in shareowner value and FINOVA's profitability. We make every effort to assure our compensation program is consistent with FINOVA's values and furthers its business strategy.

OVERALL OBJECTIVES:

We have developed a compensation program for executives and key employees designed to meet the following goals.

     Our compensation programs seek to fulfill these objectives.

     +    Reward performance that increases the value of your stock.
     + Attract, retain and motivate executives and key employees with competitive compensation opportunities.
     +    Emphasize "pay for performance" by placing a large portion of pay at risk.
     +    Build and encourage ownership of our shares.
     +    Balance short-term and long-term strategic goals.
     + Address the concerns of shareowners, employees, the financial community and the general public.

To meet these objectives, we studied competitive compensation data and implemented the base salary and annual and long-term incentive programs discussed below.

EXECUTIVE COMPENSATION GENERALLY:

We review executives' pay each year. Compensation depends on many factors, including individual performance and responsibilities, future challenges and objectives and how the executive might contribute to our future success. We also look at FINOVA's financial performance and the compensation levels at comparable companies.

Our independent compensation consultants, Hewitt Associates LLC, prepared competitive studies of our executive compensation program. They compared FINOVA to 15 similar financial services companies. The Standard & Poor's Financial Index includes one-third of those companies or their parent corporations. We use that index to set our performance criteria for our Management Incentive Plan and performance-based restricted stock awards. We used the 15 companies for our salary comparisons, rather than the broader index, because we believe the 15 more closely reflect our competitors for executive talent.

TOTAL COMPENSATION:

     We tie a large % of our pay performance, such as increasing share price.

We have targeted total compensation levels for the executives at or above the top 25% of the compensation at the other similar companies, adjusted in light of FINOVA's and the executive's performance. The compensation study indicated that some of the executives were targeted substantially below that level. We adjusted their compensation to partially close to that gap. Our primary objective is to place more of compensation at risk in the form of short-term and long-term compensation than our competitors, on average. Doing so helps encourage performance that increases the value of your shares. As a result, maximum performance warrants additional rewards.

     Each year we have substantially increased performance targets.

In each of the past five years, we set the target, minimum and maximum performance levels for our annual and long-term incentive plans substantially above not only the prior year's target goals, but also above the prior year's actual performance, which exceeded those targets. Doing so motivates the officers to encourage future growth and keeps the goals challenging. FINOVA has repeatedly exceeded our aggressive increases in performance objectives. 1998 was no exception.

BASE SALARY:

We adjusted the base salary levels for our executives, other than Mr. Eichenfield, to just over the average base salary of the other companies. We set Mr. Eichenfield's base salary at the top 25% level. We set those levels after considering the factors noted above.

ANNUAL INCENTIVES:

Our annual cash bonus plans, the Management Incentive Plans ("MIPs"), reward key employees for meeting challenging annual goals. We establish MIP target awards for each participant as a percentage of salary, generally 40-55% for the executives whose names appear in this proxy statement's Summary Compensation Table. We can adjust those awards based on individual and corporate performance, resulting in an award of between 0-200% of the target. We retain discretion to make awards regardless of performance.

     We did not pay the full bonus achieved at FINOVA Capital, despite achieving higher performance.

In 1998, FINOVA achieved 176% of target and FINOVA Capital achieved 183% of target. We accepted management's recommendation to voluntarily reduce the awards under the FINOVA Capital MIPs, since several lines of business performed above target, but below maximum, and our factoring unit experienced unacceptable levels of loan losses. We authorized awards for those plans at 176% of target, although some executives were paid at higher individual levels based on their performance and that of their divisions.

For employees of the parent company, FINOVA, the 1998 performance goals and their relative importance for plan purposes were earnings per share (30%), net income from continuing operations (30%), return on equity (30%) and relative shareowner performance (10%). We determined final awards after receiving recommendations from Mr. Eichenfield. In 1998, FINOVA's overall performance exceeded each of the maximum performance targets established, except relative shareowner performance exceeded the minimum target by 20% of the range.

Annual bonuses for most of our employees are based on FINOVA Capital's performance. Those goals for 1998 were net income from continuing operations (40%), return on equity (40%) and average managed assets (20%).

LONG-TERM INCENTIVES:
     We grant options only at or above the current market price of our shares.

We provide long-term incentives through stock options, performance-based restricted stock and the Performance Share Incentive Plans discussed below. These plans help focus top management on specific long-term goals and link their incentives to increases in our share price. Options give executives an opportunity to buy our shares. We grant options under the 1992 Stock Incentive Plan only at or above the current market price on the grant date. As a result, the options have value only to the extent the share price increases. The options to employees exempt from the overtime pay laws generally vest over at least three years from the grant date. We make every effort to balance the dilution to shareowners with the motivation for the employees.

We awarded premium-priced option grants to some of our key officers in 1998. The exercise price of the first portion is at the fair market value on the grant date. The exercise price of portions that vest in later years carry one or more higher exercise prices. Those premiums require management to create increasing value for your shares before they can realize any value from their options. We anticipate that those options will be their only option grants during the years those options vest, although we have discretion to make additional grants during that time.

     Restricted stock grants to employees require that we equal or outperform the market or the shares are forfeited.

Although we could grant restricted stock to executives that, for example, might vest with the mere passage of time or continued employment, we have chosen instead since mid-1992 to grant only performance-based restricted shares that have more stringent performance goals. Those goals require that FINOVA perform at least as well as the market (as measured by the S&P 500 or S&P Financial indices) before that year's portion of the award vests. Because those grants vest over five years, the awards help retain and motivate executives during that period and so long as they hold those shares afterwards. While we have discretion to waive performance requirements, we did not do so in 1998.

The Performance Share Incentive Plans ("PSIPs") focus management on long-term goals other than share appreciation. For the 1998-2000 and 1999-2001 FINOVA PSIP, those goals relate to net income from continuing operations (35%), earnings per share (35%) and return on average equity (30%). FINOVA Capital's 1998-2000 and 1999-2001 PSIP goals are net income from continuing operations (35%), return on average equity (35%) and economic profit (30%). PSIPs measure performance over three years.

The number of PSIP share units awarded to participants is based on percentages of their salaries (between 30% and 60% for the officers identified in the Summary Compensation Table). Those percentages of salary are divided by the December average share price before the beginning of the PSIP plan, to result in the number of PSIP shares awarded to that participant. Final awards are paid at the December average share price at the end of the PSIP plan, creating an incentive to seek further increases in our share price. We review final award sizes and eligibility and can adjust payments within specified amounts if we believe circumstances warrant a change.

Awards to those who manage our operating divisions depend on both the performance of FINOVA Capital (25%) and their particular business unit (75%). In that way, we link their incentive compensation to overall and divisional performance. FINOVA, FINOVA Capital and the officers named in this proxy statement exceeded the maximum performance targets for the 1996-98 PSIP.

We established the long-term grants noted above after reviewing competitive data supplied by Hewitt Associates LLC, our past practice, the terms of employment agreements and recommendations of senior management.


STOCK OWNERSHIP GUIDELINES:
     We encourage our directors and senior management to own our shares through these guidelines.

To help address the overall objectives of our compensation program, in 1993 the Board adopted FINOVA stock ownership guidelines for senior management and directors. Persons subject to the guidelines are encouraged to assure that their ownership of our shares and options reaches and remains at or above targeted levels. The amounts depend on the person's level of responsibility and compensation. If the person violates the guidelines, we have discretion to withhold or reduce future stock or option awards to the executive. We reviewed current holdings of the executives during 1998. All of the officers named in proxy statement were at or above their individual targets under the guidelines based on their position and length of service.

TAX CODE CONCERNS:

Section 162(m) of the Internal Revenue Code disallows the corporate income tax deduction on executive compensation paid to senior executives in excess of $1 million per year, unless that income meets permitted exceptions. One exception is if the pay is based on performance, under stringent tests established by that section. You approved amendments in 1997 to the 1992 Stock Incentive Plan continuing that plan's qualification under Section 162(m). Therefore, we expect to receive a tax deduction for compensation under those awards.

For our other short- and long-term performance plans, compliance with Section 162(m) would eliminate our flexibility to adjust the plans if FINOVA's business incurred a significant change. Section 162(m) prohibits adjustment of performance goals after the first part of the year. Our experience since FINOVA became independently owned, however, demonstrates the advantages of having that flexibility to continue to motivate and reward our key personnel. In past years, we have adjusted performance goals later in the year, in light of unusual changes in our business or acquisitions or dispositions that have occurred. Those adjustments would not have been allowed under Section 162(m). Thus, FINOVA will forego the exemption to the extent compensation paid under those plans exceeds the threshold. We will review our position from time to time in the future.

To further the ability of directors and senior officers to defer receipt of compensation and to save for retirement, we implemented the Bonus KEYSOP program discussed on page 5 of this proxy statement under "Deferred Compensation Plans."

STOCK OPTION PROGRAM:
     All of our full time employees receive stock options. These grants help motivate all employees.

     FINOVA has been a leader in granting stock options to all of its employees since 1992. Each new full-time employee, including employees of acquired companies, receives options during his or her first quarter with FINOVA. In addition, we grant awards from time to time to all employees. Non-executive officer employees received options to purchase a total of 883,560 shares in 1998. Those grants constituted about 75% of the options granted last year. These grants help motivate outstanding performance by all our employees, and encourage everyone at FINOVA, not just executives, to increase the value of FINOVA shares.

CEO COMPENSATION:
     Mr. Eichenfield's pay reflects the leadership, vision and focus he has provided.

We set Mr. Eichenfield's total compensation based on FINOVA's outstanding performance, his individual performance, compensation levels at other companies, the desire to retain him and the terms of his employment agreement. His salary and incentives reflect the leadership, vision and focus he has provided prior to and since we became independently owned. FINOVA's earnings have reached new records each year since that time. Net income increased to $169.7 million in 1998 from $139.1 million in 1997. Diluted earnings per share increased to $2.86 from $2.42 during that time. The market value of our shares increased to about $3 billion from just over $435 million when we became independently owned.

At the same time, Mr. Eichenfield has positioned FINOVA for future success. New business from continuing operations during 1998 resulted in a 19% growth in our managed assets (our financing contracts plus those we manage for others). Non-performing assets from continuing operations were at 2.0% of managed assets at the end of 1998, which is better than our target range.

We reviewed the above factors, to the extent known at the time of our determination, when we decided to target Mr. Eichenfield's total compensation at the top 25% level of chief executives of the other companies. His base salary and total compensation are at the top 25% level of his peers.

As discussed above, the majority of Mr. Eichenfield's compensation is placed at risk because it is tied to performance goals, including our share price. His peers generally have less pay at risk.

CONCLUSION:

We believe Mr. Eichenfield and his executive team have provided outstanding service to FINOVA. We will work to assure the executive compensation programs continue to meet our strategic goals as well as the overall objectives discussed above.
                                   Kenneth R. Smith, Chairman
                                   Robert H. Clark, Jr.
                                   G. Robert Durham
                                   James L. Johnson
                                   John W. Teets
                                           MEMBERS, HUMAN RESOURCES COMMITTEE

                                PERFORMANCE GRAPH
                   Comparison of Cumulative Total Return Among
         FINOVA, Standard & Poor's 500 Index and S&P Financial Index(1)







----------
(1) Assumes $100 invested on December 31, 1993 and dividends reinvested. Historical performance does not necessarily predict future results.

                                           December 31:
                --------------------------------------------------------------
                 1993        1994      1995        1996      1997       1998
                 ----        ----      ----        ----      ----       ----
FINOVA          $100.00    $112.07    $173.97    $235.46    $368.80    $405.05
S&P Financial    100.00      96.35     148.34     200.54     297.03     330.99
S&P 500          100.00     101.32     139.34     171.32     228.46     293.74

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF COMPENSATION:

     1998 pay refllects FINOVA's strong performance.

The following table summarizes the compensation we paid the Chairman, President and Chief Executive Officer and each of the four other most highly compensated executive officers as of the end of 1998, based on salary and Management Incentive Plan bonus.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                    --------------------------------   -----------------------------------
                                                                                AWARDS           PAYOUTS
                                                                       ------------------------  -------
                                                                       PERFORMANCE   SECURITIES
                                                            OTHER         BASED      UNDERLYING                ALL
                                                            ANNUAL     RESTRICTED     OPTIONS/                OTHER
     NAME AND                                               COMPEN-      STOCK          SARS       LTIP      COMPEN-
PRINCIPAL POSITION           YEAR   SALARY(1)  BONUS(1)(2)  SATION(3)  AWARDS(4)(5)   (#)(6)(7)  PAYOUTS(1)  SATION(8)
------------------           ----   ---------  -----------  ---------  ------------   ---------  ----------  ---------
Samuel L. Eichenfield        1998  $609,000    $589,512    $157,854     $1,586,936     250,000  $1,559,390    $9,600
Chairman, President and      1997   582,333     576,510     165,155      1,114,954               8,276,965     9,500
Chief Executive Officer      1996   553,500     547,965     178,193        906,044               4,355,750     9,000

William J. Hallinan          1998   294,333     207,211                    281,044         100     527,345     9,600
Senior Vice President-       1997   281,667     202,800                    203,821      20,000     669,168     9,500
General Counsel & Secretary  1996   269,500     194,040      53,099        177,455       5,000     445,198     9,000

Jack Fields III              1998   266,667     224,400                    380,998         500     307,704     9,600
Executive Vice President     1997   205,333     182,532                    185,080      25,000     320,536     9,500
FINOVA Capital Corp.         1996   184,833     141,213                    141,624       1,000     223,795     9,000

Matthew M Breyne
Executive Vice President
FINOVA Capitl                1998   266,667     211,200                    266,148         500     297,560     9,600
Executive Vice President     1997   199,604     155,691      56,842        145,389      21,000     314,027     3,800
FINOVA Capital Corp.         1996   179,333     101,289                    138,207       1,000     186,895     7,850

John J. Bonano               1998   266,667     204,000      55,068        415,965                 230,778     9,600
Executive Vice President     1997   203,958     101,979                    140,935      20,000     222,595     8,143
FINOVA Capital Corp.         1996   184,833     132,707                    134,891                 214,350     9,000

(1)  Includes deferred compensation, if any.

(2) Bonus payments depend on both FINOVA's and individual performance. No bonus is paid under the Management Incentive Plan unless we achieve set performance levels.

(3) Includes personal benefits we paid, including tax gross-up payments in 1998 of $102,926 on behalf of Mr. Eichenfield and $29,728 on behalf of Mr. Bonano.

(4) The number of shares to vest depends on our share price and dividend performance during each of the five years after the grant date, compared to either the S&P 500 or S&P Financial indices. Performance-based restricted stock ("PBRS") awards are valued in the table at the fair market value of our unrestricted shares at the grant date (for initial grants) and vesting date (for shares vesting above target). Those values have not been reduced for any performance requirements or transfer restrictions.

     The PBRS granted by FINOVA vest over five years. If our performance equals the lesser of the S&P 500 or S&P Financial indices, the target amount vests for that year. If we do not at least match one of those, then the person forfeits to FINOVA that year's award of 20% of the shares. Performance in excess of the lower index results in vestings of up to 1.7 times that year's target award.

     The named officers received the following awards of PBRS:

                                   1998           1997           1996
                                   ----           ----           ----
           Mr. Eichenfield       12,000         14,400         24,000
           Mr. Hallinan           2,500          2,880          4,800
           Mr. Fields             5,000          2,900          4,000
           Mr. Breyne             3,000          2,880          4,800
           Mr. Bonano             6,000          2,880          4,800

     Of the 1998 PBRS awards noted above, those grants included 2,000 "premium" PBRS shares granted to Mr. Eichenfield, 500 shares to Mr. Breyne and 1,000 shares to Mr. Bonano as part of our Stock Retention Incentive Program. That program encourages executives to increase their share ownership by not selling shares to pay the taxes due when PBRS shares vest. If the participant does not sell any shares to pay the taxes, we will increase the next year's grant to the person by 20% over the amount we would otherwise have given. FINOVA will also pay the taxes due on the vesting of those premium shares. We suspended that program in 1998, so future awards are not anticipated, although existing awards will continue to vest if performance targets are achieved.

     The directors have discretion to amend the terms of the PBRS grants to conform to changes in the tax laws or otherwise. Holders of PBRS receive dividends on and may vote the target shares before they vest.

(5) The total number of target restricted shares held by each officer named above, all of which are PBRS, and their value based on our share price at December 31, 1998, were: Mr. Eichenfield - 79,600 ($4,293,425); Mr.
     Hallinan - 13,020 ($702,266); Mr. Fields - 14,500 ($782,094); Mr. Breyne -
     13,120 ($707,660); and Mr. Bonano - 16,120 ($869,473).

(6) For the 1998 grants, the exercise price of Mr. Eichenfield's options for the portions vesting in later years are higher than the grant price of the initial vesting, as described in the next section below.

(7)  Options have been adjusted for the 2-for-1 stock split in October 1997.

(8) Matching payments made by FINOVA under the Employee Stock Ownership Plan or Savings Plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS:

The following table lists our grants during 1998 of stock options and tandem stock appreciation rights ("SARs") to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the SEC. In assessing those amounts, please note that the ultimate value of the options, as well as your shares, depends on actual future share prices. Market conditions and the efforts of the directors, the officers and others to foster the future success of FINOVA can influence those future share values.

     Options only have value if our share price increases.

The potential realizable values for all shareowners represent the corresponding increases in the value of outstanding shares, assuming 56 million shares were outstanding. Annual appreciation at 5% from the grant date would increase the market value of all outstanding shares by more than $1.75 billion, and 10% annual appreciation would increase it by more than $4.4 billion over the 10-year option term.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
                   ---------------------------------------------------
                                  PERCENT OF
                    NUMBER OF       TOTAL
                    SECURITIES   OPTIONS/SARS
                    UNDERLYING    GRANTED TO                               POTENTIAL REALIZABLE VALUE AT ASSUMED
                   OPTIONS/SARS   EMPLOYEES    EXERCISE OR               ANNUAL RATES OF SHARE PRICE APPRECIATION
                     GRANTED      IN FISCAL    BASE PRICE   EXPIRATION              FOR OPTION TERRM
   NAME               (2)(1)         YEAR      ($/SHARE)(2)    DATE              5%                  10%
   ----            ------------   -----------  -----------   ----------  --------------------   --------------
FEBRUARY GRANT:
All Shareowners'
   Share                                                                If Shares at $80.63:   If at $128.39:
   Appreciation                                                               $1,743,280,000   $4,417,840,000

Mr. Breyne             500          .0437          49.50      2/11/08                 15,560           39,428
Mr. Fields             500          .0437          49.50      2/11/08                 15,560           39,428

AUGUST GRANT:
All Shareowners'
   Share                                                                If Shares at $88.73:   If at $141.28:
   Appreciation                                                               $1,918,560,060   $4,861,360,000

Mr. Hallinan           100          .0087        54.4688      8/12/08                  3,426            8,681

Mr. Eichenfield     31,250         2.7339        54.4688      8/12/08              1,070,470        2,712,785
                    62,500         5.4679        61.2774      8/12/08              1,715,406        5,000,032
                    62,500         5.4679        68.9371      8/12/08              1,236,672        4,521,301
                    62,500         5.4679        77.5542      8/12/08                698,103        3,982,732
                    31,250         2.7339        83.2092      8/12/08                172,333        1,814,647

(1) Mr. Eichenfield's options: The first portion of Mr. Eichenfield's options vested on the grant date. The next three portions vest evenly over the next three years. The final portion vests on February 28, 2002. If he has not yet retired and if FINOVA's stock price reaches $83.2092 before March 13, 2002 (his normal retirement date), Mr. Eichenfield will be able to exercise the options until the expiration date, even if he later retires.

     The remaining options vest 34% after 1 year and 33% after each of years 2 and 3. All options have limited stock appreciation rights exercisable within 60 days after a change in control, subject to earlier expiration upon termination of employment. The limited SARs entitle the person to receive, if desired, the difference between the then-current market value and the exercise price. In total, the option holders can exercise options or SARs equal to the number of options granted.

(2) The listed options are all non-qualified options. The holder can pay the exercise price and tax withholding obligations with already owned shares or with shares vesting at that time.

1998 OPTION AND SAR HOLDINGS:

     The long-term plans encourage sustained performance.

The following table lists the number of shares acquired and the value realized as a result of option exercises during 1998 for the listed officers. It also includes the number and value of their exercisable and non-exercisable options and SARs as of December 31, 1998. The table contains values for "in the money" options, meaning a positive spread between the year-end share price of $53.9375 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                          NUMBER OF SECURITIES UNDER-       VALUE OF UNEXERCISED
                                           LYING UNEXERCISED OPTION/       IN-THE-MONEY OPTIONS/
                   SHARES                   SARS AT FISCAL YEAR-END        SARS AT FISCAL YEAR-END
                 ACQUIRED ON    VALUE       -----------------------        -----------------------
   NAME          EXERCISE (#)  REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
   ----          ------------  --------   -----------   -------------   -----------    -------------
Mr. Eichenfield    82,100     $3,556,478    497,714        218,750      $18,748,408        $      0
Mr. Hallinan                                 70,696          2,014        2,855,667          39,377
Mr. Fields          4,900        248,388     50,298         25,490        1,829,337         253,031
Mr. Breyne          4,800        249,054     35,748         24,066        1,254,986         259,112
Mr. Bonano          1,000         42,719     27,600         20,800          863,629         215,739

LONG-TERM INCENTIVE COMPENSATION:

As noted above in the Human Resources Committee's report, the Performance Share Incentive Plans ("PSIPs") compensate executives for helping us achieve sustained performance goals and encourage their continued efforts on our behalf. FINOVA's 1999-2001 PSIP measures increases in net income from continuing operations, earnings per share and return on average equity. FINOVA Capital's 1999-2001 PSIP measures return on average equity, economic profit and net income from continuing operations. Achievement is based on three year average performance. Because payouts are tied, in part, to share price, the PSIPs also encourage participants to seek share price appreciation.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                               IN LAST FISCAL YEAR

                                              ESTIMATED FUTURE PAYOUTS UNDER
                              PERFORMANCE       NON-STOCK PRICE-BASED PLANS
                             PERIOD UNTIL    --------------------------------
                  NUMBER OF   MATURATION     THRESHOLD    TARGET      MAXIMUM
      NAME        UNITS(1)     OR PAYOUT        (#)       (#)(2)      (#)(2)
      ----        --------     ---------        ---       ------      ------
Mr. Eichenfield    7,177         2001            0        7,177       14,354
Mr. Hallinan       2,312         2001            0        2,312        4,624
Mr. Fields         2,289         2001            0        2,289        4,578
Mr. Breyne         2,289         2001            0        2,289        4,578
Mr. Bonano         2,289         2001            0        2,289        4,578

(1) Recipients forfeit the awards unless performance reaches a minimum level, generally 95% of the target. They may receive up to 200% of the target for maximum performance, generally 110% of the target. Intermediate performance is prorated. We based the target shares awarded on the average share price for the preceding December of $52.42 for the 1999-2001 PSIP. The award, if any, is paid in cash at the average of the average share price for each day of the last month of the performance period, multiplied by the number of share units awarded.

(2) The Human Resources Committee has discretion to adjust the target and maximum awards based on performance factors and circumstances it selects. The targets can be adjusted up or down within set limits for each participant. Because adjustments are within the committee's discretion, the table disregards that possibility.

RETIREMENT PLANS:

The following table shows the estimated annual retirement benefit payable to participants, including the officers named in this proxy statement, for the average annual earnings and years of service indicated. It assumes retirement at age 65. We pay the retirement benefits under FINOVA's Pension Plan and the Supplemental Executive Retirement Plan - participants do not pay for those benefits. Only certain senior employees participate in the supplemental plan. The table includes the supplemental benefit formula.

                               PENSION PLAN TABLE

                                   ESTIMATED ANNUAL RETIREMENT BENEFITS
                                       FOR YEARS OF SERVICE(2)(3)(4)
  AVERAGE ANNUAL    ---------------------------------------------------------
  COMPENSATION(1)     15           20           25          30         35(5)
  ---------------   -------      -------      -------     -------     -------
          $              $            $            $            $           $
    125,000         32,810       43,750       54,690       65,630      76,560
    150,000         39,380       52,500       65,630       78,750      91,880
    175,000         45,940       61,250       76,560       91,880     107,190
    200,000         52,500       70,000       87,500      105,000     122,500
    225,000         59,060       78,750       98,440      118,130     137,810
    250,000         65,630       87,500      109,380      131,250     153,130
    300,000         78,750      105,000      131,250      157,500     183,750
    400,000        105,000      140,000      175,000      210,000     245,000
    450,000        118,130      157,500      196,880      236,250     275,630
    500,000        131,250      175,000      218,750      262,500     306,250
    750,000        196,880      262,500      328,130      393,750     459,380
  1,000,000        262,500      350,000      437,500      525,000     612,500
  1,250,000        328,130      437,500      546,880      656,250     765,630
  1,500,000        393,750      525,000      656,250      787,500     918,750

(1) Consists of the employee's average salary and bonus during the 60 months before retirement. Salary and bonus for 1996-98 for the officers named in the Summary Compensation Table is listed in that table. At year-end, the current average compensation for plan purposes was $1,045,523 for Mr. Eichenfield, $429,046 for Mr. Hallinan; $328,994 for Mr. Fields; $320,895 for Mr. Breyne; and $304,749 for Mr. Bonano.

(2) Years of credited service: Mr. Eichenfield (30), Mr. Hallinan (26), Mr. Fields (16), Mr. Breyne (12) and Mr. Bonano (9). To permit Mr. Eichenfield to retire at age 65 with the maximum years of service, he received five additional years of credited service in 1992 and receives three years of service each year thereafter.

(3) Benefits are computed on a single-life annuity basis. The benefits under the plan reflect a reduction to recognize some of the Social Security benefits expected to be received by the employee. The plans also provide for the payment of benefits to an employee's surviving spouse. The table excludes adjustments for joint and survivorship provisions, which would reduce the amounts shown. Benefits generally vest after five years of service. The plans provide for reduced early retirement benefits. Prior plan formulas provide for different benefits. Employees accruing benefits under the prior or the prior and current formulas, and participants accruing benefits under only the Pension Plan, may receive benefits different from those listed in the table above.

(4) Federal law limits the annual benefits that can be paid from a tax-qualified retirement plan. As permitted by that law, the supplemental plan pays benefits above the permitted limits. Some of those excess benefits are held in a trust, the assets of which are available to FINOVA's creditors.

(5) The Pension Plan and the normal supplemental plan benefit formula limit the years of service for plan purposes to a maximum of 35 years.

                              EMPLOYMENT AGREEMENTS

MR. EICHENFIELD:
     He is hired for at least 1 year. We can terminate for for cause at any time.

Mr. Eichenfield has been engaged as the Chairman, President and Chief Executive Officer of FINOVA and of FINOVA Capital. His employment agreement employs him to serve for a three year term and thereafter from year to year, unless earlier terminated. The initial term expired on him March 15, 1999, so it has been extended until March 15, 2000. The Board can terminate him cause, as defined in the agreement, at any He serves as a member of the Board, per his time. agreement, subject to reelection by the shareowners as appropriate.

Mr. Eichenfield's base salary currently is $627,000, subject to adjustment by the Board or the Human Resources Committee. He participates in our incentive, retirement, health, and other fringe benefit programs, as long as those benefits are at least as favorable as specified minimums. His participation in awards under the 1992 Stock Incentive Plan is at the sole discretion of the Human Resources Committee.

If Mr. Eichenfield is terminated, actually or constructively, in violation of his agreement, he would be entitled to receive his base, incentive, stock-based and change in control compensation and specified benefits during the remainder of the agreement, but not less than an amount equal to one year of service plus the sum of the highest bonus, stock, Performance Share Incentive Plan and other performance related payments during the two years before that termination. He would be entitled to additional payments discussed below if a change-in-control occurs. All stock option vestings and pension plan accruals will continue during those periods.

MR. HALLINAN:

Mr. Hallinan has been engaged as Senior Vice President - General Counsel and Secretary. His base annual salary currently is $303,000. He participates in our incentive, retirement, health and other fringe benefit programs, as long as the benefits are at least as favorable as on the date of the agreement.

Mr. Hallinan is subject to termination at any time. However, he also is entitled to severance benefits if Mr. Eichenfield ceases to be the Chairman and Chief Executive Officer of FINOVA and, as a result, Mr. Hallinan is terminated, constructively or actually, from his current duties. In that event, he will be paid a lump sum of three times his highest annual salary plus the largest aggregate annual incentive payments, pension and other benefits that he has received during the measurement period.

EXECUTIVE SEVERANCE PLANS:

All officers named in this proxy statement participate in one of FINOVA's Executive Severance Plans (Tier I or Tier II). Those plans entitle participants to immediate vesting of restricted stock and performance-based restricted stock, and vesting and exercisability of options if we incur a change in control. The Tier I plan includes Messrs. Eichenfield and Hallinan. It entitles them to receive a lump sum payment of three times their highest salary, bonus and Performance Share Incentive Plan payments if they are discharged without cause. If specified events occur, they would receive two times their salary, bonus and PSIP payments if they voluntarily leave during a period following a change in control. The plans provide a tax gross up feature to cover certain taxes the officer may have to pay resulting from the plan. Benefits paid are reduced by other severance benefits paid by FINOVA. The officer is also credited with enough years of service to assure vesting under the retirement plans or the number of years of salary paid under the severance plan, whichever is less.

Messrs. Fields, Breyne and Bonano along with others, participate in the Tier II plan, which has the same terms as the Tier I plan, except as noted below. Tier II participants would be paid a lump sum of two times their highest annual salary, bonus and PSIP payments, and they cannot require payment if they voluntarily leave following a change in control.

We placed funds in a trust to pay benefits to certain officers under the Executive Severance and other plans.

VALUE SHARING PLANS:

To recognize the significant contributions made to FINOVA and its shareowners by executive officers and key employees, and to reward them in the event of a change in control, the Human Resources Committee adopted two change in control Value Sharing Plans. One plan is for the Chief Executive Officer and one for the other executive officers and key employees. Both plans provide benefits only if a change in control occurs and if shareowner value is created. Participants other than the CEO will share in a pool equal to 2.5% of the change in control shareowner value created. That value generally is the difference between the acquisition value at the time of the change in control and the market capitalization using a base price of $20/share, which was in excess of the closing price of $19.38 on the day the plans were adopted.

The CEO will be paid 0.75% of the change in control shareowner value created if the change is for $27.50/share or less, 1.5% if it is for $42.50/share or more, and is prorated between those amounts for change in control prices between those share prices. Initial payments credited to Mr. Eichenfield under his employment agreement Value Sharing Plan discussed in the 1998 Proxy Statement will be deducted from any to be made under this change-in-control CEO Value Sharing Plan, so that he would not be paid twice for the same increases in shareowner value. Payments made under both Value Sharing Plans will be grossed up for certain taxes incurred by participants who participate in FINOVA's Executive Severance Plans. Per share values have been and will be adjusted for certain events such as stock dividends or splits, mergers, reorganizations or recapitalizations.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

VENTANA CORPORATION:

Mr. Smith serves as a director of Ventana Corporation, which markets interactive computer systems software and services. FINOVA Capital owns 200,000 shares of Ventana's common stock, purchased before Mr. Smith became a member of our board. Those shares constitute about 16% of its common stock. In addition, FINOVA Capital has granted Ventana a $1,000,000 line of credit, [none] of which was outstanding on the Record Date. The line of credit to Ventana was also granted before Mr. Smith became a member of our board. It was made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. The line of credit does not appear to involve more than the normal risk of collectibility or present other unfavorable features.

O'CONNOR CAVANAGH:

The law firm of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears has provided certain legal services to FINOVA on a continuing basis. Ms. Tancer is of counsel to, but is not an equity owner of, that firm. The arrangements with that firm are believed to be competitive with those of other law firms serving us.

PUTNAM INVESTMENTS:

Putnam Investments, Inc. is one of our largest shareowners. Its ownership interest is reported on page 21 under "FINOVA Share Ownership - Certain Beneficial Owners." Putnam is owned by Marsh & McClennan, which acquired J & H Marsh & McClennan, Inc. in 1997. J & H Marsh & McClennan is FINOVA's primary insurance broker. FINOVA paid it approximately $3.5 million during 1998, most of which was used to purchase the underlying insurance. We believe those transactions were at rates competitive with others available from other brokers.

MANAGEMENT INDEBTEDNESS:

To assist officers and key employees in increasing their share ownership, we implemented an Executive Officer Loan Program. Under that program, FINOVA will loan or will guarantee a loan from an approved bank to the officer for amounts needed to exercise stock options and to pay taxes due on those options or other awards under the 1992 Stock Incentive Plan. The loans carry a variable rate of interest at the prime rate less 3/4 of 1%. Interest is due monthly, and the principal is due in one year, unless extended or accelerated at FINOVA's discretion. Smaller loans are secured with FINOVA shares worth at least 25% of the value of the loan. Loans above the officer's salary and prior year's bonus must be secured 100% with FINOVA shares. The following executive officers have borrowed under this program: Robert M. Korte: $523,248; Jack Fields: $88,194; and Matthew M. Breyne: $74,426.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all SEC stock ownership reports required to be filed by those reporting persons during 1998 were timely made except Meilee Smythe, Senior Vice President-Treasurer, inadvertently filed her initial Form 3 one day late due to a miscalculation of days available for filing with an intervening holiday.

                             FINOVA SHARE OWNERSHIP

The following tables list our share ownership for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the first table is as of February 24, 1999. Information in the second table is as of the latest reports by those entities received by us. That table lists the beneficial owners of at least 5% of our shares.

DIRECTORS AND EXECUTIVE OFFICERS

                                                              AMOUNT AND
                                                               NATURE OF
                                                              BENEFICIAL        PERCENTAGE OF
           NAME                   POSITION(S)                  OWNERSHIP     OUTSTANDING SHARES
           ----                   -----------                  ---------     ------------------
Robert H. Clark, Jr.        Director                             39,636              *
Constance R. Curran         Director                              4,000              *
G. Robert Durham            Director                             28,588              *
Samuel L. Eichenfield       Chairman, President, and Chief
                             Executive Officer                  919,415            1.64%
James L. Johnson            Director                             22,000              *
Kenneth R. Smith            Director                             31,088              *
Shoshana B. Tancer          Director                             21,685              *
John W. Teets               Director                            130,867              *
William J. Hallinan         Senior Vice President - General
                             Counsel and Secretary               146,265              *
                            Executive Vice President
Jack Fields III             FINOVA Capital Corporation           88,680              *
                            Executive Vice President
Matthew M. Breyne           FINOVA Capital Corporation           71,915              *
                            Executive Vice President
John J. Bonano              FINOVA Capital Corporation           56,842              *
Directors and Executive
 Officers, as a group                                         1,964,810            3.51%

* Less than one percent.

(1) Includes shares owned by Case Pomeroy & Company, Inc., of which Mr. Clark is President and Chief Executive Officer, a director and, with members of his family, a principal shareholder.

(2) Includes shares the director has a right to acquire within 60 days through the exercise of options: Mr. Clark - 11,636 shares, Ms. Curran - 4,000 shares, Mr. Durham - 18,588 shares, Mr. Johnson - 3,000 shares, Mr. Smith - 24,588 shares, Ms. Tancer - 19,552 shares, and Mr. Teets - 22,000 shares.

(3) Includes options to purchase shares that can be exercised within 60 days of 497,714 shares for Mr. Eichenfield, 72,920 shares for Mr. Hallinan, 44,544 share for Mr. Fields, 28,264 shares for Mr. Breyne, 25,824 shares for Mr. Bonano, and 925,856 shares for all directors and executive officers as a group.

(4) Includes performance-based restricted shares owned by those persons, for which they have voting power but do not yet have dispositive power, in the amounts of 55,920 shares for Mr. Eichenfield, 9,484 shares for Mr. Hallinan, 11,520 shares for Mr. Fields, 9,984 shares for Mr. Breyne, and 12,984 shares for Mr. Bonano. The number of shares to be awarded under the PBRS grants may vary based on FINOVA's stock performance. Reported amounts include all vested awards and target awards for future vestings. Reported amounts also include holdings in FINOVA's Savings and Employee Stock Ownership Plans as of February 28, 1998, according to reports of the plan administrators.

CERTAIN BENEFICIAL OWNERS
                                                  AMOUNT AND
                                             NATURE OF BENEFICIAL   PERCENTAGE
  NAME AND ADDRESS OF BENEFICIAL OWNER           OWNERSHIP(1)        OF SHARES
  ------------------------------------           ------------        ---------
Iridian Asset Management LLC and affiliates         3,842,000           6.88%
276 Post Road West
WestPort, CT 06880-4704

Putnam Investments, Inc. and affiliates             3,260,603           5.83%
One Post Office Square
Boston, MA 02109

American Express                                    2,815,000           5.03%
IDS Tower 10
Minneapolis, MN 55440-0010

(1) The information is based on reported ownership on the date of SEC filings. The owners report they hold the shares for themselves and their affiliates, advisory clients and investors. The entities may disclaim that they constitute a "group" for purposes of owning these shares.

                     VOTING PROCEDURES / REVOKING YOUR PROXY

          You can vote by telephone, the internet, mail, or in person. We encourage you to vote by telephone or the internet to help save money.

You can vote your shares by telephone, the internet, mail or in person at the meeting. Your proxy card contains instructions for voting by telephone or the internet. Voting by internet or telephone are the least expensive and fastest methods of voting.

To vote by mail, complete and sign your proxy card - or your broker's voting instruction card if your shares are held by your broker - and return it in the enclosed business-reply envelope.

To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the Record Date ([28,022,639] shares) are present in person or by proxy. Proposal Two, to increase the number of authorized shares, must be approved by a majority of all the shareholders. All other matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareowners and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum for that matter, and their proxies will not affect determination of a plurality. Those abstentions, however, will not count towards achievement of a majority.

If you are a participant in our Savings Plan or Employee Stock Ownership Plan, the proxy will represent the number of shares in your plan account(s) as well as shares registered in your name. The proxy will also serve as a voting instruction to the trustees of those plans for the plan shares. For our plans, if you do not vote your shares, the trustees of those plans will not vote them on your behalf.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

          You can change your mind after sending in a proxy, until the meeting by following these procedures.

Proxies may be revoked if you:

     + Deliver a signed, written revocation letter, dated later than the proxy, to W.J. Hallinan, Secretary, at 1850 N. Central Ave., #1159, P.O. Box 2209, Phoenix, AZ 85002-2209;

     + Deliver a signed proxy, dated later than the first one, to Harris Trust & Savings Bank, 311 W. Monroe St., P.O. Box A3800, Chicago, IL 60690-9608; or

     + Vote your shares by telephone or the internet differently than you did originally, using the same procedures for those methods.

     + Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

PROXY SOLICITATION:

Beacon Hill Partners, Inc. will help us solicit proxies at a cost to FINOVA of $3,500 plus expenses. Our employees may also solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

                       SUBMISSION OF SHAREOWNER PROPOSALS

From time to time, shareowners seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for the 2000 annual meeting no later than December 2, 1999, for possible inclusion in the proxy statement, or between February 11 and March 2, 2000, for possible consideration at the meeting, which is expected to take place on Thursday, May 11, 2000. Direct any proposals, as well as related questions to the undersigned.

                                 OTHER BUSINESS

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

A COPY OF FINOVA'S 1998 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY SHAREOWNERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO SHAREOWNER SERVICES, THE FINOVA GROUP INC., 1850 NORTH CENTRAL AVENUE, MAIL STATION 1159, P.O. BOX 2209, PHOENIX, ARIZONA 85002-2209. YOU MAY ALSO OBTAIN OUR SEC FILINGS THROUGH THE INTERNET AT WWW.SEC.GOV.

                           By order of the Board of Directors.

                           W.J. Hallinan
                           Senior Vice President - General Counsel and Secretary

                      PLEASE VOTE - YOUR VOTE IS IMPORTANT

                          PROXY/VOTING INSTRUCTION CARD
                            THE FINOVA GROUP INC.(R)
     c/o Harris Trust & Savings Bank, P.O. Box A3800, Chicago, IL 60690-9608
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

I (whether one or more of us) appoint Samuel L. Eichenfield, James L. Johnson and John W. Teets, and each of them, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the Annual Shareholders Meeting of The FINOVA Group Inc. ("FINOVA"). The meeting is scheduled for May 13, 1999, but this proxy includes any adjournment(s) of that meeting. The Proxies may vote on my behalf as if I were personally present at the meeting. This card also provides voting instructions (for shares held in my account(s), if any) to the trustees of FINOVA's Savings Plan and Employee Stock Ownership Plan.

Comments: (Please feel free to comment on any aspects of FINOVA's business in the following space. Your comments will be reviewed, although we may not respond on an individual basis.)



         PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS
                PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------
                    [DETACH HERE BEFORE MAILING TOP PORTION]


                           [INSET MAP TO MEETING HERE]

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

In their discretion, the Proxies may vote on any other business that properly comes before the meeting. This proxy when properly executed will be voted as instructed below by the undersigned stockholder. If no marking is made, this proxy will be deemed to be direction to vote FOR proposals 1, 2 and 3 unless otherwise determined by the Board of Directors or the Proxies.

                                                  FOR      AGAINST       FOR ALL
                                                                         EXCEPT*

The Board of Directors recommends a vote FOR:     [ ]        [ ]           [ ]

1. Election of directors whose terms expire in 2001:

     Constance R. Curran    G. Robert Durham
               Kenneth R. Smith

         *___________________________
               Nominee Exception
                                                  FOR      AGAINST      ABSTAIN

2.   Increase   of   Authorized   Shares   by     [ ]        [ ]           [ ]
     Amending     the      Certificate     of
     incorporation.
                                                  FOR      AGAINST      ABSTAIN
3.   Ratify  the  appointment  of  Deloitte &     [ ]        [ ]           [ ]
     Touche  LLP  as   FINOVA's   independent
     auditors for 1999.

                                        Please sign  exactly as name  appears at
                                        left.  When  shares  are  held by  joint
                                        tenants,  both should sign. When signing
                                        as  attorney,  executor,  administrator,
                                        trustee or  guardian,  please  give full
                                        title as such. If a corporation,  please
                                        sign in full corporate name by president
                                        or  other  authorized   officer.   If  a
                                        partnership, please sign in partnership name by authorized person. Please date the proxy.

                                        Dated:
                                              ----------------------------------
                            Signed
                                  ----------------------------------------------
                            Signed
                                  ----------------------------------------------

(Please mark address changes above.)
MULTIPLE SHAREHOLDER PUBLICATIONS.
Please   check   here  to  stop   mailing  of
shareholder publications for this account, since multiple copies come to this address.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
CONTROL NUMBER:               DETACH PROXY CARD HERE
XXXXXX

                              TWO NEW WAYS TO VOTE

        VOTE BY TELEPHONE                               VOTE BY INTERNET
--------------------------------------------------------------------------------
It's fast, convenient, and your vote       It's fast, convenient, and your vote
is immediately  confirmed and posted.      is immediately  confirmed and posted.

    Just follow these 4 easy steps:           Just follow these 4 easy steps:

1. Read  the   accompanying   Proxy        1. Read  the   accompanying   Proxy
   Statement and voting instruction           Statement and voting instruction
   form.                                      form.

2. Call 1-888-XXX-XXXX in the United       2. Go to the following website:
   States or Canada any time on a
   touch tone telephone. There is NO              www.harrisbank.com/wproxy
   CHARGE to you for the call.

3. Enter   your   6-DIGIT   CONTROL        3. Enter the information  requested
   NUMBER located above.                      on your computer screen, including
                                              your 6-DIGIT CONTROL NUMBER
                                              located above.

4. Follow the simple recorded              4. Follow the simple instructions on
   instructions. You will have                the screen.
   two options:

OPTION 1: To vote as the Board of Directors recommends on All Proposals: Press 1.
          When asked, please confirm your vote
          by pressing 1.

OPTION 2: If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.


          YOUR VOTE IS IMPORTANT!                       YOUR VOTE IS IMPORTANT!

      DO NOT RETURN VOTING FORM IF YOU ARE VOTING BY TELEPHONE OR INTERNET